Exhibit 99.1

    Nara Bancorp Announces Termination of Memorandum of Understanding with
                              Regulatory Agencies

    LOS ANGELES--(BUSINESS WIRE)--July 16, 2007--Nara Bancorp, Inc. (the "Company") (NASDAQ:NARA), the holding company of Nara Bank (the "Bank"), announced today that the Federal Reserve Bank of San Francisco (the "Reserve Bank") and the California Department of Financial Institutions, by letter dated July 12, 2007, have terminated the Memorandum of Understanding ("MOU") entered into with Nara Bank on July 29, 2005, as amended. The termination of the MOU followed a recent joint examination by the regulatory agencies. The MOU required that the Bank take steps to strengthen management, board oversight and internal controls, among other things, and the Bank's compliance with these and other requirements of the MOU were key factors in the lifting of this regulatory action. Further, additional restrictions which were placed on Nara Bancorp at the time of the MOU have also been terminated by the Reserve Bank, subject to approval of the Company's board of directors.

    "We are very pleased to have successfully demonstrated the improvements we have made in the Bank and to have the MOU lifted," said Min Kim, President and Chief Executive Officer of Nara Bancorp. "I would like to thank all of the board members, management team and employees who worked very hard to comply with the requirements of the MOU over the past two years. While the process took a lot of effort, we maintained our high performance, and with the encouraging guidance of the regulators, we have emerged as a much stronger company. We look forward to implementing our business plan and creating value for our shareholders in the future."

    About Nara Bancorp, Inc.

    Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 21 branches and 9 loan production offices in the United States. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Texas, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc.'s stock is listed on NASDAQ under the symbol "NARA."

    Forward-Looking Statements

    This press release contains forward-looking statements, including statements about future operations, that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

    CONTACT: Financial Relations Board
             Tony Rossi, 310-854-8317